Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER 2007 RESULTS

DALLAS, TX – May 1, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that as previously announced, net sales for the first quarter of 2007 were $189.2 million compared to $187.8 million in 2006, an increase of 0.7%.  The increase is primarily due to $11.4 million in sales from non-comparable stores offset by a decrease of 5.4% in comparable store sales.  The decrease in comparable store sales was comprised of a 5.6% decline in traffic and a 0.2% increase in average ticket.

“Our flexibility in product categories, inventory allocation, real estate locations and in-store layout allow us to remain a strong performer despite the on-going challenges in the home furnishings sector,” said Kathleen Mason, President and Chief Executive Officer.  “The dividend declared by our Board and the banking syndicates approval of our credit facility amendment both reflect the strength of our balance sheet, our ability to generate positive cash flow and the continued execution of our operating plan by management.”

Net income for the first quarter ended March 31, 2007 was $1.0 million or $0.03 per diluted share, compared to $6.5 million or $0.16 per diluted share for the first quarter of 2006, a decrease of $5.5 million or $0.13 per diluted share.

Guidance

Guidance for the fiscal year 2007 is as follows:

•                  net sales are projected to be in the range of $975 to $985 million;

•                  comparable store sales are projected to be flat to negative 2.0%; and

•                  diluted earnings per share projected to be in the range of $0.85 to $0.90.

Tuesday Morning management will review first quarter financial results in a teleconference call on May 1, 2007 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale home furnishings, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 799 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A.  Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following:  uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, as well as experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

# # #

Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2007	2006
	(unaudited)

Net Sales	$189,156	$187,759
Cost of sales	118,288	114,168
Gross profit	70,868	73,591

Selling, general and administrative expenses	69,289	63,163

Operating income	1,579	10,428

Other income (expense):
Interest expense	(234)	(186)
Interest income	143	99
Other income (expense), net	203	133
Other income (expense)	112	46

Income before income taxes	1,691	10,474

Income tax expense	644	3,934

Net income	$1,047	$6,540

Earnings Per Share:
Net income per common share:
Basic	$0.03	$0.16
Diluted	$0.03	$0.16

Weighted average number of common shares:
Basic	41,427	41,376
Diluted	41,650	41,674

Consolidated Balance Sheets
(in thousands)

	Mar 31,	Mar 31,	Dec 31,
	2007	2006	2006
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,563	$5,330	$49,633
Inventories	280,987	252,723	242,674
Prepaid expenses and other assets	7,508	8,370	5,617
Deferred income taxes	3,162	5,071	3,162
Total current assets	301,220	271,494	301,086

Property and Equipment, net	85,149	86,164	86,397

Other long-term assets:
Deferred financing costs	471	642	514
Other assets	3,383	4,628	5,137

Total Assets	$390,223	$362,928	$393,134

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$89,682	$79,547	$88,514
Accrued liabilities	32,680	30,747	35,934
Income taxes payable	540	3,831	15,543
Total current liabilities	122,902	114,125	139,991

Revolving credit facility, excl. current portion	45,500	28,000	—
Deferred rent	4,629	4,486	4,618
Deferred income taxes	4,648	6,267	4,648
Total Liabilities	177,679	152,878	149,257

Stockholders’ equity	212,544	210,050	243,877
Total Liabilities and Stockholders’ Equity	$390,223	$362,928	$393,134

Consolidated Statement of Cash Flows
(in thousands)

	Mar 31,	Mar 31,
	2007	2006
	(unaudited)
Net cash flows from operating activities:
Net income	$1,047	$6,540
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	4,363	4,007
Amortization of financing fees	43	43
Loss on disposal of fixed assets	289	—
Stock compensation expense	1,033	809
Other non-cash charges	(140)	52
Net change in operating assets and liabilities	(55,656)	(42,229)

Net cash used in operating activities	(49,021)	(30,778)

Net cash flows from investing activities:
Capital expenditures	(3,404)	(2,385)

Net cash used in investing activities	(3,404)	(2,385)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	45,500	28,000
Payment of cash dividend	(33,144)	(33,102)
Proceeds from exercise of common stock options and stock purchase plan purchases	(1)	48
Other	—	—

Net cash provided by (used in) financing act.	12,355	(5,054)

Net decrease in cash and cash equivalents	(40,070)	(38,217)

Cash and cash equivalents, beginning of period	49,633	43,547

Cash and cash equivalents, end of period	$9,563	$5,330